As filed with the Securities and Exchange Commission on October 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BAIDU, INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Baidu Campus

No. 10 Shangdi 10th Street

Haidian District, Beijing 100085

People’s Republic of China

Telephone: +86 10 5992-8888

(Address of Principal Executive Offices and Zip Code)

2026 Share Incentive Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Telephone: +1-302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Haijian He Chief Financial Officer Baidu, Inc. Baidu Campus No. 10 Shangdi 10th Street Haidian District, Beijing 100085 People’s Republic of China +86 10 5992-8888	Shu Du, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700

EXPLANATORY NOTE

On August 26, 2026 (the “Approval Date”), at an extraordinary general meeting (the “EGM”) of Baidu, Inc. (the “Registrant”), the shareholders of the Registrant approved and adopted the 2026 Share Incentive Plan (the “2026 Plan”), which the board of directors of the Registrant had resolved to adopt subject to shareholders’ approval. The 2026 Plan became effective on September 1, 2026, the date on which the voluntary conversion of the Registrant’s listing status on The Stock Exchange of Hong Kong Limited from a secondary listing to a dual-primary listing became effective.

The 2026 Plan provides, among other things, that the maximum aggregate number of shares which may be issued pursuant to all awards under the 2026 Plan, together with the number of shares which may be issued pursuant to all options and awards to be granted under any other share incentive plans of the Registrant, shall not exceed 10% of the total number of Class A ordinary shares and Class B ordinary shares of the Registrant in issue (excluding treasury shares) as of the Approval Date, or its equivalent in American Depositary Shares, or ADSs (the “Scheme Limit”). Within the Scheme Limit, the maximum aggregate number of shares which may be issued pursuant to all awards granted under the 2026 Plan to Consultants (as defined in the 2026 Plan) shall not exceed 0.5% of the total number of Class A ordinary shares and Class B ordinary shares of the Registrant in issue (excluding treasury shares) as of the Approval Date (the “Consultant Sublimit”).

This registration statement on Form S-8 is being filed by the Registrant to register 273,356,149 Class A ordinary shares, par value US$0.000000625 per share, of the Registrant for issuance under the 2026 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the 2026 Plan, as may be amended and restated, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)

The Registrant’s annual report on Form 20-F for the year ended December 31, 2025 (File No. 000-51469) filed with the Commission on March 17, 2026 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(b)

The description of the Registrant’s Class A ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 000-51469) filed with the Commission on August 1, 2005, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s currently effective amended and restated memorandum and articles of association, adopted by its shareholders on August 26, 2026 and effective on September 1, 2026, provides that the Registrant shall indemnify its directors and officers against all actions, proceedings, costs, charges, losses, damages and expenses which they may incur or sustain by reason of any act done or omitted in or about the execution of their duties in their respective offices, except such as they incur or sustain by or through their own willful neglect or default.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-126534), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the Index to Exhibits attached hereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Sixth Amended and Restated Memorandum and Articles of Association of the Registrant, adopted on August 26, 2026 and effective on September 1, 2026 (incorporated herein by reference to Exhibit 3.1 to Form 6-K (File No. 000-51469), furnished to the Securities and Exchange Commission on August 27, 2026)

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to Amendment No. 5 to the registration statement on Form F-1, as amended (File No. 333-126534), filed with the Securities and Exchange Commission on August 2, 2005)

4.3	Form of Deposit Agreement among the Registrant, the depositary and holders of the American Depositary Receipts (incorporated herein by reference to Exhibit 4.3 to the registration statement on Form F-1, as amended (File No. 333-126534) filed with the Securities and Exchange Commission on July 12, 2005)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, regarding the validity of the Class A ordinary shares being registered

10.1*	2026 Share Incentive Plan

23.1*	Consent of Ernst & Young Hua Ming LLP

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on October 13, 2026.

Baidu, Inc.

By:	/s/ Robin Yanhong Li
Name:	Robin Yanhong Li
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Mr. Robin Yanhong Li and Mr. Haijian He, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on October 13, 2026 by the following persons in the capacities indicated.

Signature	Title

/s/ Robin Yanhong Li Robin Yanhong Li	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Yuanqing Yang Yuanqing Yang	Director

/s/ Jixun Foo Jixun Foo	Director

/s/ Sandy Ran Xu Sandy Ran Xu	Director

/s/ Xiaodan Liu Xiaodan Liu	Director

/s/ Haijian He Haijian He	Chief Financial Officer (Principal Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Baidu, Inc., has signed this registration statement or amendment thereto in Newark, Delaware, United States of America on October 13, 2026.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director